UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15


CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 1-14969*
                                   * Client had requested to change filing type to 0- number, but new number not assigned yet

                           SCOTTSDALE SCIENTIFIC, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

          30806 Santana Street, Hayward, California 94544 510-487-8526
          ------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                              COMMON AND PREFERRED
                              --------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
       (Title of all other classes of securities for which a duty to file reports under sections 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   X                     Rule 12h-3(b)(1)(i)
                    -----
Rule 12g-4(a)(1)(ii)                        Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                         Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                        Rule 12h-3(b)(2)(ii)
Rule 15d-6

Approximate  number of holders of record as of the certification or notice date:
104
---

Pursuant to the requirements of the Securities Exchange Act of 1934 Scottsdale Scientific, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 21, 1999                     By: Marianne Sum, President
-------------------                     ---------------------------



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